Exhibit 5.1
                         [Letterhead of Waring Cox, PLC]







                                      October 2, 1997


Fred's, Inc.
4300 New Getwell Road
Memphis, TN 38118

Re:      Registration Statement on Form S-3,
         300,000 shares of Class A Common Stock

Gentlemen:

         In connection with the registration of 300,000 shares of Class A Common Stock, no par value per share ("Common Stock") of Fred's, Inc., a Tennessee corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), and the offering of such Common Stock as described in the Registration Statement, you have requested our opinion with respect to the matters set forth below.

         In connection with this opinion, we have relied, among other things, upon our examination of the records of the Company and certificates of officers of the Company and of public officials as we have deemed appropriate.

         Subject to the following and the other matters set forth herein, it is our opinion that as of the date hereof:

     1. Company is duly organized and validly existing under the laws of the state of Tennessee; and

         2. The shares of Common Stock registered pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

         We do not purport to cover herein the application of the securities laws of various states to sale of the Common Stock.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to reference to us under the heading related to "Legal Matters" in the Registration Statement.

Very truly yours,

WARING COX, PLC




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